Exhibit 99.1

THE MARCUS CORPORATION REPORTS SECOND QUARTER RESULTS

Record revenues for Marcus Theatres offset by hotel declines, adjustments

Milwaukee, Wis., December 17, 2009..… The Marcus Corporation (NYSE: MCS) today reported results for the second quarter ended November 26, 2009. Record revenues for Marcus Theatres® helped to compensate for the impact of the challenging lodging industry environment on Marcus Hotels and Resorts.

Second Quarter Fiscal 2010 Highlights

•	Total revenues for the second quarter of fiscal 2010 were $83,366,000, compared to revenues of $87,943,000 for the second quarter of fiscal 2009.

•	Operating income was $1,967,000 for the second quarter of fiscal 2010, compared to operating income of $8,342,000 for the same period in the prior year.

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The company reported a net loss of $323,000 or $0.01 per diluted common share for the second quarter of fiscal 2010, compared to net earnings of $896,000 or $0.03 per diluted common share for the second quarter of fiscal 2009.

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Operating income and net loss for the second quarter of fiscal 2010 include a one-time theatre pension withdrawal liability of $1.4 million or $0.03 per diluted common share. The second quarter results were also negatively impacted by an impairment charge of $2.6 million or $0.05 per diluted common share related to the company’s Platinum Hotel & Spa condominium hotel units, due to the continued downturn in the Las Vegas real estate market.

•	Net earnings for the second quarter of last year’s fiscal 2009 included unusual pre-tax adjustments of $3.3 million or $0.07 per diluted common share.

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First Half Fiscal 2010 Highlights

•	Total revenues for the first half of fiscal 2010 were $193,519,000, compared to revenues of $208,314,000 for the first half of fiscal 2009.

•	Operating income was $20,942,000 for the first half of fiscal 2010, compared to operating income of $32,289,000 for the same period in the prior year.

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Net earnings were $9,895,000 or $0.33 per diluted common share for the first half of fiscal 2010, compared to earnings of $13,329,000 or $0.45 per diluted common share for the first half of fiscal 2009.

“Although we still faced many challenges in our hotels and resorts business this quarter, our reported results were more significantly impacted by the one-time pension plan withdrawal liability and the Platinum impairment charge, which together totaled $0.08 per diluted common share. Excluding these unusual items, we are pleased that the solid results of Marcus Theatres continued to provide stability for our financial performance in this difficult economic climate,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation.

Marcus Theatres®

The record second quarter revenues for Marcus Theatres were up 4.7% over the second quarter of fiscal 2009. Excluding the one-time pension withdrawal liability, the division’s operating income for the second quarter of fiscal 2010 would have increased approximately $300,000 from the second quarter of the prior year.

“Second quarter box-office revenues were on pace to be consistent with last year’s same quarter until they were jump-started in the last week of the quarter with the record-breaking opening of The Twilight Saga: New Moon. To illustrate the impact of this film, this picture was the highest grossing film for Marcus Theatres during the entire second quarter, despite the fact that it played for only one week during the quarter,” said Marcus.

Other top-performing films in the second quarter were Couples Retreat, Cloudy with a Chance of Meatballs and 2012. “The box-office appeal of digital 3D movies continued in the second quarter, with three digital 3D movies, Cloudy with a Chance of Meatballs, A Christmas Carol and Final Destination: Death Trip, all ranking in our top 12 pictures for the quarter,” said Bruce J. Olson, senior vice president of The Marcus Corporation and president of Marcus Theatres.

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“The third quarter is off to a solid start, with our box office up approximately 20% during the first three weeks of the holiday period,” added Olson. “Besides the Twilight sequel, films that have contributed to the increase include The Blind Side and this past weekend’s The Princess and the Frog. One of the most highly-anticipated films of the year, James Cameron’s Avatar, opens tomorrow, and films such as Alvin and the Chipmunks: The Squeakquel and Sherlock Holmes are also expected to perform well during the holiday season.”

A highlight for the division during the second quarter was the November 6 opening of the Marcus Midtown Cinema in Omaha, Neb. This new state-of-the-art cinema complex is located in Midtown Crossing at Turner Park, a Mutual of Omaha mixed-use urban development project. Marcus Theatres manages the theatre for Mutual of Omaha and was involved in its design and development.

“This upscale four-level, five-screen entertainment destination is unique to Omaha and the region. Special amenities include our CineDineSM in-theatre dining in all five auditoriums and Zaffiro’s famous thincredibleSM handmade-to-order pizza. The theatre also features two sophisticated cocktail lounges, meeting and event space, full catering service and a striking four-story glass façade with breathtaking views of the Midtown skyline and Turner Park. Although it has been open only a short time, the response to this distinctive new theatre has been very positive,” added Olson.

Marcus Hotels and Resorts

Second quarter revenues and operating income for Marcus Hotels and Resorts continued to suffer from the challenging travel environment across the U.S. “Revenue per available room (RevPAR) was down 15.0% compared to the same quarter last year. While RevPAR is still down, the trend has improved sequentially from the RevPAR decreases of 23.0% in the fourth quarter of fiscal 2009 and 21.1% in the first quarter of fiscal 2010,” said Marcus.

“Occupancy levels began to stabilize in the second quarter, but there continues to be substantial downward pressure on rates and the group business segment remains heavily impacted. While the stabilization in occupancy is encouraging, we will need to see a continued improvement in the overall economy before business travel strengthens,” said Bill Otto, president of Marcus Hotels and Resorts.

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“Under these difficult industry conditions, controlling costs is more important than ever to reduce the flow-through of revenue declines to the bottom line. We were pleased with our efforts to manage expenses during the second quarter, while never losing sight of the need to ensure return visits by providing an exceptional experience for our guests,” said Otto.

“Our strong financial position enables us to continue maintaining and enhancing our properties, even in the current economic environment. The enhancements to the Grand Geneva Resort & Spa that were completed this summer have been very well received by guests and an extensive remodeling project at the Hilton Milwaukee is currently underway,” added Otto. “In addition, we are actively exploring potential growth opportunities that may become available during these challenging times.”

Financial Position

“In this challenging economy, our philosophy of maintaining a strong balance sheet continued to prove advantageous. Our debt-to-total-capitalization ratio was 43% at the end of the second quarter. This is considerably lower than many others in our industry. In addition, we currently have approximately $115 million available under our existing credit lines. As we continue to weather the economic storm, we are also in a good position to pursue potential growth opportunities that may arise,” added Marcus.

Conference Call and Webcast

Marcus Corporation management will host a conference call today, December 17, 2009, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the second quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-617-801-9711 and entering the passcode 77014620. Listeners should dial in to the call at least 5 – 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to

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the call to download and install any necessary audio software. The call will be available for telephone replay through Thursday, December 24, 2009 by dialing 1-888-286-8010 and entering the passcode 39457583. The Webcast of the conference call will be archived on the company’s Web site until the next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The Marcus Corporation’s movie theatre division, Marcus Theatres®, currently owns or manages 668 screens at 54 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio, and one family entertainment center in Wisconsin. The company’s lodging division, Marcus Hotels and Resorts, owns or manages 19 hotels, resorts and other properties in ten states. For more information, visit the company’s Web site at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects of the relative industry supply of available rooms at comparable lodging facilities in our markets on our occupancy and room rates; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION

Consolidated Statements of Earnings

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	November 26, 2009	November 27, 2008	November 26, 2009	November 27, 2008
Revenues:
Theatre admissions	$27,932	$26,300	$71,054	$68,819
Rooms	20,434	23,908	43,331	52,799
Theatre concessions	13,360	13,120	34,163	34,323
Food and beverage	11,789	13,366	23,264	26,934
Other revenues	9,851	11,249	21,707	25,439

Total revenues	83,366	87,943	193,519	208,314

Costs and expenses:
Theatre operations	25,520	22,779	60,523	56,054
Rooms	7,748	8,524	15,851	17,792
Theatre concessions	3,494	3,102	8,724	8,410
Food and beverage	8,939	10,136	17,639	20,687
Advertising and marketing	5,083	5,569	10,130	11,458
Administrative	8,590	9,145	18,267	19,624
Depreciation and amortization	8,041	8,148	16,129	16,419
Rent	1,873	1,936	3,841	3,867
Property taxes	3,495	3,914	6,474	7,762
Other operating expenses	6,041	6,348	12,424	13,952
Impairment charge	2,575	—	2,575	—

Total costs and expenses	81,399	79,601	172,577	176,025

Operating income	1,967	8,342	20,942	32,289

Other income (expense):
Investment income (loss)	183	(2,016)	287	(1,655)
Interest expense	(2,683)	(3,641)	(5,655)	(7,438)
Gain (loss) on disposition of property, equipment and other assets	166	(1,104)	173	(1,172)
Equity losses from unconsolidated joint ventures	(5)	(15)	(36)	(99)

	(2,339)	(6,776)	(5,231)	(10,364)

Earnings (loss) before income taxes	(372)	1,566	15,711	21,925
Income taxes (benefit)	(49)	670	5,816	8,596

Net earnings (loss)	$(323)	$896	$9,895	$13,329

Net earnings (loss) per common share - diluted:	$(0.01)	$0.03	$0.33	$0.45

Weighted-average shares outstanding - diluted	29,915	29,816	29,892	29,851

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THE MARCUS CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)	(Audited)
	November 26, 2009	May 28, 2009
Assets:
Cash and cash equivalents	$7,371	$6,796
Accounts and notes receivable	13,513	12,433
Refundable income taxes	1,858	—
Deferred income taxes	3,346	3,139
Other current assets	7,921	7,776
Property and equipment, net	587,495	595,556
Other assets	83,236	85,823

Total Assets	$704,740	$711,523

Liabilities and Shareholders’ Equity:
Accounts and notes payable	$11,949	$22,972
Income taxes	—	796
Taxes other than income taxes	13,237	13,015
Other current liabilities	29,068	29,205
Current maturities of long-term debt	14,435	14,432
Long-term debt	237,068	240,943
Deferred income taxes	34,793	32,024
Deferred compensation and other	30,743	30,696
Shareholders’ equity	333,447	327,440

Total Liabilities and Shareholders’ Equity	$704,740	$711,523

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THE MARCUS CORPORATION

Business Segment Information

(Unaudited)

(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
13 Weeks Ended November 26, 2009
Revenues	$43,660	$39,468	$238	$83,366
Operating income (loss)	4,743	(209)	(2,567)	1,967
Depreciation and amortization	4,132	3,767	142	8,041

13 Weeks Ended November 27, 2008
Revenues	$41,695	$45,915	$333	$87,943
Operating income (loss)	5,867	5,095	(2,620)	8,342
Depreciation and amortization	4,098	3,886	164	8,148

26 Weeks Ended November 26, 2009
Revenues	$110,557	$82,468	$494	$193,519
Operating income (loss)	21,078	4,828	(4,964)	20,942
Depreciation and amortization	8,331	7,510	288	16,129

26 Weeks Ended November 27, 2008
Revenues	$108,592	$99,112	$610	$208,314
Operating income (loss)	22,736	14,615	(5,062)	32,289
Depreciation and amortization	8,328	7,761	330	16,419

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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